Exhibit 99.1

Egalet Announces Topline Results from Bioequivalence Studies of Abuse-Deterrent Morphine, Egalet-001

—The Company will hold a conference call today at 8:00 a.m. EDT—

Wayne, Penn. — Aug 6, 2014 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today announced that we have top-line results from two of the three bioequivalence (BE) studies of Egalet-001, an abuse-deterrent, extended-release, oral morphine product in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.

Study 067-EG-005 evaluated the area under the curve (AUC) and the maximum or peak plasma concentration (Cmax) of Egalet-001 100 mg versus the same dose of MS Contin in a fasted state in 58 subjects. The results of this study demonstrated that Egalet-001 in comparison to MS Contin met the bioequivalence criteria on the measure of AUC but was outside the range (90 percent confidence interval of 80 to 125 percent) for Cmax.

Study 067-EG-004 examined the effect of food on the pharmacokinetic (PK) profile of Egalet-001 100 mg compared to MS Contin 100 mg in 52 subjects. Similar to study 067—EG-005, Egalet-001 met the criteria for bioequivalence to MS Contin on the measure of AUC but was outside the range for Cmax. In this study food did not increase the Cmax or the AUC of Egalet-001 when compared to other PK studies of Egalet-001 in subjects in a fasted state. In contrast, changes in the Cmax of MS Contin were demonstrated when compared to other PK studies of MS Contin in subjects in a fasted state, consistent with previously reported studies. This suggests that Egalet’s Guardian™ Technology will not result in a clinically relevant food effect.

In both studies Egalet-001 was well tolerated and no serious adverse events were reported. In addition, study 067-EG-006, a 15 mg fasted BE study, is ongoing with results expected in the third quarter of 2014.

“There have now been four studies showing consistent AUC results when comparing Egalet-001 to the reference drug MS Contin including study 067-EG-002, a PK trial of Egalet-001 60 mg, in which bioequivalence was demonstrated for both AUC and Cmax compared to the same dose of MS Contin,” said Jeff Dayno, MD, Egalet’s chief medical officer. “We are evaluating the impact of the abuse-deterrent formulation of the 100 mg tablet on the findings from the 067-EG-005 study.”

In March of 2014 the FDA issued draft guidance which states that the FDA, when evaluating approaches of bioavailability and bioequivalence for NDA submissions, will use the totality of information which includes the principles of BE, PK-PD correlation and clinical trial results.

“While we will leverage our fast track designation to determine if we can pursue the BE path in light of the March 2014 guidance and based on results from the ongoing 15 mg trial and the successful 60 mg PK study, we will plan for a potential efficacy study should it be required to move forward to a NDA submission for Egalet-001,” said Bob Radie, president and chief executive officer. “Based on our PK results plus our robust Category 1 abuse-deterrent data and the ongoing Category 2/3 study, we are committed to advancing Egalet-001 to fill an unmet need in the marketplace where there are no abuse-deterrent morphine products currently available for individuals living with chronic pain.”

Conference Call Information

Egalet’s management will host a conference call to discuss the clinical update:

Date:	Wednesday, August 6, 2014
Time:	8:00 a.m. EDT
Webcast (live and archive):	http://egalet.investorroom.com/eventsandwebcasts
Dial-in numbers:	1-877-870-4263 (domestic) 1-412-317-0790 (international)
Replay dial-in numbers:	1-877-344-7529 (domestic) 1-412-317-0088 (international) Conference Number: 10050459

About Egalet

Egalet’s mission is to help ensure access to effective medications for individuals living with chronic pain while protecting physicians, families and communities from the burden of abuse. Prescription opioid abuse has reached epidemic levels in the United States, with 6.8 million current prescription drug abusers and drug abuse is now the leading cause of accidental death in the United States. With the majority of opioids abused in the United States originating from a prescription and most often coming from a friend or family, a safeguard against the unexpected is needed.  Egalet is committed to bringing peace of mind to the patients and physicians it serves by offering abuse-deterrent pain medications.  Using the proprietary Guardian™ Technology the Company has a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation.  The Guardian Technology is customized to resist specific routes of abuse that often occur with the underlying active pharmaceutical ingredient.  The Company’s lead program, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.  It was designed to resist common methods of abuse, including one of the most common routes for morphine via injection. With no abuse-deterrent formulations of morphine currently available, Egalet-001 which is in pivotal studies, if approved, could fill a significant unmet need in the marketplace. Egalet-002, an abuse-

deterrent, extended-release, oral oxycodone formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet-002 was designed to resist common methods of abuse, including crushing and snorting the most common route of abuse for oxycodone. Egalet entered into a collaboration with Shionogi in November of 2013, to develop abuse-deterrent hydrocodone based products. Egalet’s Guardian™ Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Egalet has a strong IP position of 58 granted patents and is continually enhancing its proprietary position.  Visit www.egalet.com for more information.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks.  Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

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